Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement in the Amendment No. 1 to the Registration Statement (Form S-1 No. 333-195488) of Pattern Energy Group Inc. of our reports dated February 21, 2014 and March 14, 2013 relating to the financial statements of South Kent Wind LP and of our reports dated February 21, 2014 relating to the financial statements of Grand Renewable Wind LP.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario, Canada

May 5, 2014

PricewaterhouseCoopers LLP

PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2

T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.